SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC  20549

                               ___________________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13  OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported): November 28, 1994
                                                  -----------------

                              ARROW ELECTRONICS, INC.
                              -----------------------
               (Exact Name of Registrant as Specified in Charter)


New York                           1-4482              11-1806155
- - --------                           ------              ----------
(State or Other Jurisdiction       (Commission         (IRS Employer
  of Incorporation)                  File Number)        Identification No.)


25 Hub Drive, Melville, New York                       11747
- - --------------------------------                       -----
(Address of Principal Executive Offices)               (Zip Code)


Registrant's telephone number, including area code (516) 391-1300
                                                   --------------

(Former Name or Former Address, if Changed Since Last Report) ____________










Item 2.   Acquisition or Disposition of Assets.

          On November 28, 1994, Arrow Electronics, Inc. ("Arrow") completed the acquisition of Anthem Electronics, Inc. ("Anthem"), a Delaware corporation and a leading commercial distributor of semiconductors and computer products with annual sales of approximately $700 million. The acquisition, which will be accounted for as a pooling of interests, was approved prior to the consummation of the transaction by the stockholders of Anthem on November 22, 1994 and by the shareholders of Arrow on November 23, 1994.

          The acquisition was effected by a merger of MTA Acquisition Company ("MTA"), a Delaware corporation and a wholly-owned subsidiary of Arrow, into Anthem pursuant to the Agreement and Plan of Merger dated as of September 21, 1994 among Arrow, Anthem and MTA, with the result that the stockholders of Anthem will become shareholders of Arrow. Pursuant to the merger, each of the approximately 12.4 million shares of Anthem common stock outstanding at the time of the merger was converted into the right to receive .875 shares of common stock of Arrow. The total value of the shares of Arrow's common stock issued to acquire Anthem is approximately $410 million.














                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: December 7, 1994

                              ARROW ELECTRONICS, INC.



                              By: /s/ Robert E. Klatell
                                 -----------------------
                                  Robert E. Klatell
                                  Senior Vice President and
                                    Chief Financial Officer